Exhibit 99.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Settlement Agreement”) is entered into by and among the following parties (each of whom is referred to as a “Party” and all of whom together are referred to as the “Parties”):

1.          Ellen Marie Cotter, individually, as Co-Trustee of the James J. Cotter Living Trust dated August 1, 2000 as Amended and Restated (“Trust”), as Co-Executor under the Will of James J. Cotter, Sr. in the Nevada Probate (as defined below) and the California Ancillary Probate (as defined below) (the “Estates”), and as Co-Trustee of the James J. Cotter Foundation (collectively referred to as “Ellen”);

2.        Ann Margaret Cotter, individually, as Co-Trustee of the Trust, as Co- Executor of the Estates, as Trustee of the Reading Voting Trust (as defined below), and as Co-Trustee of the James J. Cotter Foundation (collectively referred to as “Margaret”);

3.          Gina Cotter, individually, as successor-in-interest to James J. Cotter Jr. (“James Jr.”), and as Trustee of the James J. Cotter Jr. Living Trust dated January 3, 2018 (“Jim Jr. Trust”) (collectively referred to as “Gina”);

4.          Christopher D. Carico, as court-appointed Guardian Ad Litem for the minor, unborn and unascertained beneficiaries of the Trust (referred to as “GAL”); and

5.          Cecelia Packing Corporation, a California corporation.

RECITALS

This Settlement Agreement is made with reference to the following facts:

A.         James Sr. executed the Trust on August 1, 2000 and completely restated the Trust on June 5, 2013. The June 5, 2013 restatement of the Trust is attached as Exhibit “1” to this Settlement Agreement.

B.       James J. Cotter, Sr. (“James Sr.”) died on September 13, 2014, survived by three children: James Jr., Ellen, and Margaret. James Sr. was also survived by five grandchildren: two children of Margaret and three children of James Jr., all of whom are currently minors.  Specifically, Margaret’s children are Duffy James Drake (born 5/26/2011), and Margot James Drake Cotter (born 11/16/2013).  James Jr. and Gina’s children are Sophia Isabella Cotter (born 6/15/2008), Brooke Elle Cotter (born 9/30/2010), and James Joseph Cotter (born 9/12/2012).

C.         The Trust generally provides the following:

a.	Upon the death of James Sr., Ellen and Margaret shall serve as Co-Trustees.

b.
The “Citrus Farm Operations” (which the Trust defines to “include, without limitation, stock of Cecilia, Inc., stock of James J. Cotter Management, Inc., partnership interest in South Hill Partnership, and Trustor’s approximately 1,700 acres in Tulare, Kern, and Fresno Counties, California, and Trustor’s interest in any entity into which any of said assets may be transferred subsequent to the date hereof”) are to be divided equally among James Jr., Ellen, and Margaret. See Ex. 1 at Art. III(H).  The Parties acknowledge that the Trust references above to (i) the stock of Cecilia, Inc. and (ii) the stock of James J. Cotter Management, Inc., refer to the stock of Cecelia Packing Corporation and the stock of JC Farm Management, Inc., each of which is listed as an asset in the Nevada Probate (as defined below), which assets shall be collectively referred to herein as the “Nevada Probate Citrus Assets.”

c.
The 1,023,888 shares of Class B voting stock in Reading International, Inc. (“RDI”) owned by James Sr. on the date of his death in the Trust and the Nevada Probate (as defined below) (the “Reading Voting Stock”) are to be distributed to a separate trust (the “Reading Voting Trust”) for the benefit of James Sr.’s grandchildren. The sole trustee of the Reading Voting Trust is Margaret. See Ex. 1 at Art. III(G). The Parties acknowledge that the Reading Voting Stock distributable to the Reading Voting Trust does not include the 100,000 shares of RDI Class B voting stock acquired by the estate of James Sr. after the date of his death.

d.
Article III(G) of the Trust contains the provision providing the bequest of the Reading Voting Stock to the Reading Voting Trust for the benefit of the grandchildren. Specifically, Article III(G) provides:

“Gift of Voting Stock to Trust for Grandchildren. Upon the death of Trustor, all voting stock of Reading International (RDI) shall be held in a separate trust to be known as the Reading Voting Trust, to be held, administered and distributed as follows: ANN MARGARET COTTER shall be the initial sole Trustee of the Reading Voting Trust, and JAMES J. COTTER, JR. shall be the first alternate Trustee in the event ANN MARGARET COTTER is unable or unwilling so to act. The Reading Voting Trust shall be held for the benefit of Trustor's grandchildren living from time to time. The Trustee may distribute so much of the net income to Trustor's grandchildren as the Trustee determines that each of them requires for their health, support, maintenance and education, and any net income not thus distributed shall be accumulated and added to principal. Upon Trustor's youngest grandchild attaining the age of twenty-one (21), the Reading Voting Trust shall be divided into separate subtrusts for each then living grandchild (provided that if any grandchild predeceases that date but leaves issue surviving, then such grandchild's share shall be divided into separate subtrusts for each such great-grandchild). Each such subtrust shall be known as the Reading Voting Trust fbo [name of child or grandchild]. The Trustee shall distribute so much of the net income and principal of each such subtrust to its beneficiary as the Trustee determines, in his or her absolute discretion, such beneficiary requires it for his or her health, support, maintenance, and education. It is Trustor's hope that the voting stock of Reading International (RDI) that is the initial corpus of the Trust be retained for as long as possible. Trustor therefore absolves the Trustee from any duty to diversify, and directs that the Trustee not diversify, and instead retain such voting stock. Keeping in mind the Trustor's desire to maintain the voting stock in the Reading Voting Trust for as long as possible, if the voting stock is sold, the Trustee shall terminate the subtrust held for each beneficiary who is over the age of thirty-one (31) by distributing to such beneficiary the remaining trust estate of such subtrust, and the Trustee shall maintain the subtrust for each beneficiary who is under the age of thirty-one (31) until such time as the beneficiary reaches the age of thirty-one (31). If a beneficiary for whom a subtrust is held hereunder dies before complete distribution of such subtrust, the remaining trust estate of such subtrust shall be divided, by right of representation, and then distributed (i) among the issue of said deceased beneficiary who survived the date of said beneficiary's death or (ii) if said beneficiary shall leave no such issue surviving, then among the then living issue of said beneficiary's nearest ancestor who was descended from Trustor and who has then living issue, or (iii) if there be no such ancestor or issue, then among the issue of Trustor who survived the date of said beneficiary’s death. Should any portion of the trust estate become distributable pursuant to the preceding sentence to a person who at the time is under the age of thirty-one (31) years, said person's share shall continue to be held in trust for said person's benefit in the same manner as if that person had been one of the original beneficiaries of a subtrust hereunder. Trustor contemplates that ANN MARGARET COTTER will become the chairperson of RDI; it is Trustor's further intention that she shall support her brother, James J. Cotter, Jr. as the President of RDI.”

e.	The James J. Cotter Foundation is the beneficiary of the residue of the Trust, which is the sole beneficiary of the Estate. See Ex. 1, Art. IV(B).

D.          RDI is a publicly traded corporation, and the Trust and/or Nevada Probate (as defined below) (of which the Trust is the sole beneficiary) owns a controlling interest.

E.          On February 5, 2015, litigation commenced in Los Angeles Superior Court case number BP159755 (the “Trust Proceeding”) over the validity of a purported amendment to the Trust, known as the “Hospital Amendment,” and forgiveness of a loan from James Sr. to James Jr. Ellen and Margaret filed a Petition to invalidate the Hospital Amendment and to invalidate James Sr.’s forgiveness of a $1.5 million loan to James Jr. (“Trust Contest”), and James Jr. opposed the Trust Contest.

F.          On August 18, 2015, James Jr. filed a Petition to Remove Ellen and Margaret as Co-Trustees of the Trust (“Removal Petition #1”) in the Trust Proceeding. Ellen and Margaret opposed Removal Petition #1. Removal Petition #1 is still pending.

G.         On March 24, 2016, James Jr. filed a Petition for Immediate Suspension of Ellen and Margaret as Co-Trustees and for the Appointment of a Temporary Trustee, and for Removal (“Removal Petition #2”) in the Trust Proceeding.  Ellen and Margaret opposed Removal Petition #2.  Removal Petition #2 is still pending.

H.         On March 1, 2017, in the Trust Proceeding, the Court appointed a GAL “to represent the interests of the minor, unborn, and unascertained beneficiaries of the [Reading Voting] Trust in connection with the concurrently filed Ex Parte Petition for Appointment of Trustee Ad Litem.”

I.         After a trial on the merits over the Trust Contest referred to in E. above, on December 12, 2017, the Court issued a Statement of Decision finding (i) the Hospital Amendment invalid due to lack of capacity and undue influence, and (ii) that James Sr. did not lack capacity, whether contractual or testamentary, to make the relatively simple decision of granting Jr. full ownership of his home by forgiving the $1.5 million loan. On July 25, 2018, the Court entered an Amended Judgment and Order on the Trust Contest, which was issued nunc pro tunc to March 22, 2018.

J.          The GAL filed multiple pleadings in the Trust Proceeding, including, but not limited to: (1) A Probate Code Section 17200 Petition to Modify the Trust, (2) Motion for Leave To Amend to File Amended Petition to Modify the Trust, (3) an ex parte application for authority to hire a valuation consultant for RDI, (4) pleadings to compel the diversification of the Reading Voting Trust portfolio, and (5) A Petition for Award of Compensation.

K.         On November 27, 2019, the GAL filed a Petition for Fees and Costs in the amount of $160,262 in fees and $1,132.47 in costs that he and his law firm incurred through November 25, 2019 (“GAL Fee Petition”). Ellen and Margaret, in their capacities as Co-Trustees of the Trust, opposed the GAL Fee Petition. On March 30, 2020, the Court granted the GAL Fee Petition and ordered that such fees be paid by the administrative Trust, and not the Reading Voting Trust, within 45 days. On May 22, 2020, Ellen and Margaret, in their capacities as Co-Trustees of the Trust, filed a Motion for New Trial, which the Court denied except insofar as the Court modified its March 30, 2020 Order to have the fees advanced by the administrative Trust on behalf of the Reading Voting Trust be deemed a credit against the Reading Voting Trust upon funding. Ellen and Margaret, in their capacities as Co-Trustees, appealed the March 30, 2020 Order and that appeal remains pending in Appellate Case No. B306838 (“GAL Fee Appeal”).

L.          On December 17, 2019, Ellen and Margaret, in their capacities as Co-Trustees of the Trust, filed a Motion to Disqualify (“Motion to Disqualify”) the GAL based upon a conflict of interest in the Trust Proceeding. The court denied the Motion to Disqualify on January 24, 2020. Ellen and Margaret filed an appeal of the Order denying the Motion to Disqualify and that appeal remains pending in Appellate Case No. B305191 (“Motion to Disqualify Appeal”).

M.        On May 22, 2020, Ellen and Margaret filed a Petition to Enforce No Contest Clause of the Trust against James Jr. in the Trust Proceeding (“No Contest Petition”). In response, on July 22, 2020, James Jr. filed a Special Motion to Strike Pursuant to Cal. Code Civ. Proc. § 425.16 (“Anti-SLAPP Motion”). On August 27, 2020, the court issued a Minute Order denying James Jr.’s Anti-SLAPP Motion. James Jr. appealed the Order denying his Anti-SLAPP Motion, and that appeal remains pending in Appellate Case No. B307554 (“Anti-SLAPP Appeal”).

N.        On June 24, 2020, Ellen and Margaret, in their capacities as Co-Trustees of the Foundation, filed a Petition to Suspend and Remove James Jr. as Co-Trustee of the James J. Cotter Foundation in Los Angeles Superior Court case number 20STPB04812 (“Foundation Removal Petition”). As a result of James Jr.’s death, Ellen and Margaret withdrew the Foundation Removal Petition because it was moot, and the court subsequently denied the Foundation Removal Petition without prejudice.

O.         A probate proceeding remains pending in the state of Nevada Eighth Judicial District Court case number P-14-082942-E (“Nevada Probate”), including four pending accountings in the Nevada Probate (the “Nevada Probate Accountings”) and Objections to the First Amended First Accounting and the Second Accounting filed by James Jr., which Objections remain pending. As of the date hereof, various creditors’ claims also remain pending in the Nevada Probate.  With respect to the co-operative apartment at 120 Central Park South 8A/8B, New York, New York 10019 (the “New York Apartment”), on August 23, 2018, James Jr. filed a Petition for Order Declaring the Estate’s Ownership in Shares of 120 Owners Corp. Stock, and on October 8, 2018 Margaret filed an Objection and Counter-Petition Declaring Margaret’s Ownership in Shares of 120 Owners Corp. Stock.  After a trial on the merits, the court in the Nevada Probate issued its Findings of Fact, Conclusions of Law, and Order Denying Petition and Granting In Part Counter-Petition on or about October 29, 2019.  The court’s order stated that “Margaret’s equitable interest in the shares of 120 Owners Corp. (which represents an ownership interest in the New York Apartment) may be determined through further proceedings with the Court.”  Margaret has initiated no further proceedings concerning the final percentage amount of her equitable interest in 120 Owners Corp., thus it remains pending (the “120 Owners Corp. Stock Issue”).

 P.       An ancillary probate remains pending in Fresno County Superior Court case number 18CEPR00406 for the Estate of James J. Cotter (the “California Ancillary Probate”).  Ellen and Margaret serve as Co-Executors under James Sr.’s Will and as personal representatives of the Estate in the California Ancillary Probate.  Margaret and Ellen previously filed two accountings in the California Ancillary Probate (the “California Probate Accountings”).  James Jr. filed objections to the Co-Executors’ first accounting in the California Ancillary Probate.  Ellen and Margaret filed a Demurrer to James Jr.’s objections.  The California Probate Accountings, objections to the first accounting, and demurrer remain pending in the California Ancillary Probate. The California Ancillary Probate inventory includes agricultural property in Tulare and Fresno counties owned individually by James Sr. (the “California Ranch Properties”).

Q.         On March 10, 2021, James Jr. passed away.

R.         Gina, in her capacity as the trustee of the Jim Jr. Trust, which is the sole beneficiary of James Jr.’s estate, filed motions to substitute herself as James Jr.’s successor in interest in the Trust Proceeding, and the California Ancillary Probate.  On July 12, 2021, the court entered an order substituting Gina, in her capacity as trustee of the Jim Jr. Trust, as successor in interest for James Jr. in the California Ancillary Probate. On December 15, 2021, the court entered an order substituting Gina, in her capacity as trustee of the Jim Jr. Trust, as successor in interest for James Jr. in the Trust Proceeding.

S.        The Parties attended a mediation with Hon. Lou Meisinger on February 4, 2022, and on February 11, 2022 all Parties agreed on a mediator’s proposal relating to resolution of all of the Parties’ various interests in the Trust, the Estates, and any of the legal proceedings related to the Trust, the Estates, or any asset(s) owned by the Trust or the Estates.  This Settlement Agreement sets forth the terms of the mediator’s proposal and such additional terms as agreed by the Parties to carry out the intention and spirit of the mediator’s proposal.

Following years of litigation that commenced in February 2015, the Parties to this Settlement Agreement desire to finally settle all disputes and differences arising out of the ownership and control of the Citrus Farm Operations (which includes the Nevada Probate Citrus Assets) and Reading Voting Stock, and/or the facts and claims alleged in various litigation matters over the years in Nevada and California, including, without limitation, the Removal Petition #1, the Removal Petition #2, the pending petitions filed by the GAL (including, but not limited to, (i) the Probate Code Section 17200 Petition to Modify the Trust, (ii) Motion for Leave To Amend to File Amended Petition to Modify the Trust, (iii) an ex parte application for authority to hire a valuation consultant for RDI, (iv) pleadings to compel the diversification of the Reading Voting Trust portfolio, and (v) the Petition for Award of Compensation, the GAL Fee Petition, the GAL Fee Appeal, the Motion to Disqualify, the Motion to Disqualify Appeal), the No Contest Petition, the Anti-SLAPP Motion, the Anti-SLAPP Appeal, the Nevada Probate Accountings, the 120 Owners Corp. Stock Issue, the California Probate Accountings, James J. Cotter, Jr. vs. Cecelia Packing Corporation and Cross Action (Superior Court of California, County of Fresno, Case Number 20CECG021513) (the “Cecelia Case”), and, including disputes related to the ownership by Ellen and Margaret in each of their capacities of Reading Voting Stock  (collectively, the “Disputes”), having determined that it is in the Parties’ best interests to compromise and settle these claims, to avoid the time and expense of litigation, and without admitting fault or liability of any kind.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.         Recitals Incorporated by Reference. Recitals A through S of the Settlement Agreement are incorporated at this point by reference and shall be binding parts of this Settlement Agreement.

2.          Effectiveness of Settlement Agreement. The Parties expressly condition effectiveness of this Settlement Agreement upon its execution by all Parties and approval of all of its terms and conditions by both (i) the Los Angeles Superior Court in the Trust Proceeding (the “Los Angeles Trust Court”) and (ii) the court in the Nevada Probate (the “Nevada Court”).   No approval by the Los Angeles Trust Court and the Nevada Court of less than this Settlement Agreement in its entirety on the terms provided herein shall be deemed to satisfy this condition to effectiveness without the written approval of all Parties, which approval may be withheld for any reason or no reason whatsoever.  Notwithstanding the other provisions in this Paragraph 2, the provisions of Paragraphs 2, 5(c), 9(d), 15, 17, 19-41 of this Settlement Agreement shall be immediately binding upon the Parties.

Upon receipt of signatures by all Parties, Ellen and Margaret, in their capacities as Co-Trustees of the Trust and as Co-Executors of the Nevada Probate, shall file a petition seeking approval of this Settlement Agreement (the “Settlement Petition”) (i) in the Trust Proceeding and (ii) in the Nevada Probate, and shall circulate final drafts of each such Settlement Petition for approval by the remaining Parties, which approval will not be unreasonably withheld, before filing. Should either the Los Angeles Trust Court or the Nevada Court refuse to approve the Settlement Agreement, then the Settlement Agreement shall be deemed from inception to have no force and effect and shall be treated as void.  If the Los Angeles Trust Court and the Nevada Court each approve this Settlement Agreement, such Settlement Agreement shall become effective when the final court order of the two becomes final and non-appealable (the “Effective Date”).

The Parties acknowledge and agree that that the Settlement Petition in the Nevada Probate (i) shall require the partial distribution of 100% of the stock of Cecelia Packing Corporation and 100% of the stock of JC Farm Management, Inc. to the Trust as part of the terms and conditions set forth herein and (ii) shall not require that the Nevada Court close the Nevada Probate.  The Parties further acknowledge and agree that the approval of the court in the California Ancillary Probate will not be required or pursued for the effectiveness of this Settlement Agreement.

Each Party to this Settlement Agreement waives the right to appeal from the Orders Approving Settlement issued by the Los Angeles Trust Court and the Nevada Court unless the applicable court approves a settlement which materially varies from the terms of this Settlement Agreement.

3.          No Admissions. Each Party enters this Settlement Agreement without any admissions or adjudications of any issues of law or fact and with a mutual desire to prevent uncertainties, burdens, and costs of further litigation, and the Parties’ mutual desire to fully and finally resolve the pending litigation and resolve, settle, and compromise the claims related thereto.

4.          Distribution And Purchase Provisions.  In order to settle the various pending litigation by and among Ellen, Margaret, Gina, and the GAL, the Parties seek to separate the interests of Gina and her children from those interests of Ellen, Margaret, and Margaret’s children. Effectuating such a split requires a resolution of the Parties’ interests in the Citrus Farm Operations and the Reading Voting Trust. To that end, factoring in all of the pending claims as well as other issues affecting distribution and value, the parties shall handle the Citrus Farm Operations and Reading Voting Trust as follows:

a.
Citrus Farm Operations.  Effective upon the Effective Date, Margaret and Ellen, in their individual capacities, shall jointly and severally purchase from Gina, and Gina shall sell to them, the entire interest of James Jr. in the Trust (“James Jr.’s Trust Share”).  The Parties acknowledge and agree that James Jr.’s Trust Share consists of an undivided one-third (1/3) interest in the Citrus Farms Operations bequeathed to James Jr. as described in Recital C.(b) above less Estate Liabilities (as defined herein) chargeable to James Jr.’s Trust Share.  Estate Liabilities for purposes of this Settlement Agreement shall mean all administration expenses, claims, debts, liabilities, taxes, and other charges, including, but not limited to, income taxes, property taxes, excise taxes, estate taxes, gift taxes and generation-skipping transfer taxes related specifically to the Estates and Trust of James Sr. and shall exclude any other tax, expense, claim, debt, liability, or charge.  The purchase price payable by Margaret and Ellen shall be $7,212,000, which shall be paid in accordance with the payment terms set forth in Paragraph 5 below.

b.	Division of Reading Voting Trust. Effective upon the Effective Date, the Reading Voting Trust shall be divided on a fractional share basis into two separate trusts, namely:

(i)  the SBJC Trust, which shall be held for the benefit of the children of James Jr. and Gina:  Sophia Cotter (“Sophia”), Brooke Cotter (“Brooke”), and James Joseph Cotter (“James III”) and which shall be entitled to receive 60% of the Reading Voting Stock (i.e. 614,332.8 shares of Class B Voting Stock of RDI (herein referred to respectively as the “SBJC Trust Right to Receive Shares” and the “Trust Class B Shares”)) and shall be liable for 60% of the Estate Liabilities chargeable to the Reading Voting Trust.  As a matter of clarification, it is not contemplated that under this Settlement Agreement any of the Trust Class B Shares will in fact be transferred to the SBJC Trust but rather ownership of such shares will pass directly and automatically to Ellen and Margaret (or one or more of their designees or assignees); and

(ii) the DMC Trust, which shall be held for the benefit of Margaret’s children, Duffy James Drake Cotter (“Duffy”) and Margot James Drake Cotter (“Margot”) and which shall be entitled to receive 40% of the Reading Voting Stock (i.e. 409,555.2 shares of Class B Voting Stock of RDI) and shall be liable for 40% of the Estate Liabilities chargeable to the Reading Voting Trust.

With the respect to the voting rights of the Reading Voting Stock, the Parties acknowledge and agree that:  (i) prior to the Effective Date, Margaret and Ellen, as Co-Trustees of the Trust and Co-Executors of the Nevada Probate, will continue to share the voting rights with respect to all the Reading Voting Stock in the Trust and the Nevada Probate, as applicable,  (ii) following the Effective Date, notwithstanding the modification of the Reading Voting Trust described herein, Margaret Cotter, as the sole Voting Trustee, will have all voting rights with respect to the Reading Voting Stock (including the Trust Class B Shares), and (iii) Gina shall have no  voting rights with respect to the Reading Voting Stock (including the Trust Class B Shares) either before or after the Effective Date.

As set forth in more detail herein below, the Parties intend the terms of DMC Trust to be the same as the terms of the Reading Voting Trust except that (i) Ellen (instead of James Jr.) shall be the successor trustee to succeed Margaret, (ii) Sophia, Brooke, and James III shall not be beneficiaries thereof, and (iii) the beneficiaries of the DMC Trust shall have a testamentary general power of appointment as provided in subparagraph 4(f) below.  As also set forth in more detail herein below, the Parties intend the terms of the SBJC Trust to be the same as the terms of the Reading Voting Trust, except that (i) Duffy and Margot shall not be beneficiaries thereof, (ii) Gina (instead of Margaret or Ellen) shall be the Trustee and shall have the power to appoint further trustees to succeed her, and (iii) the beneficiaries of the SBJC Trust shall have a testamentary general power of appointment as provided in subparagraph 4(f) below.  In addition, the SBJC Trust shall be modified to provide that a beneficiary’s subtrust shall be distributed to the beneficiary at age forty (40).

c.
Sale of the SBJC Trust’s Interest in Trust.  Effective upon the Effective Date and simultaneously with the modification of the Reading Voting Trust described above, Margaret and Ellen, solely in their individual capacities, shall jointly and severally purchase from Gina, as Trustee of SBJC Trust, and Gina, as Trustee of SBJC Trust, shall sell to them, the entire right, title and interest that the SBJC Trust may have, if any, (i) in the Trust or any of its assets, which shall include the entire right title and interest of the SBJC Trust, if any, in and to the Trust Class B Shares and (ii) in the SBJC Trust Right to Receive Shares, subject in each case to all Estate Liabilities chargeable to the SBJC Trust (the “SBJC Trust Assets”), for a purchase price payable by Margaret and Ellen of $7,788,000, which shall be paid in accordance with the payment terms set forth in Paragraph 5 below.

d.
Specific Terms of the DMC Trust.  ANN MARGARET COTTER shall be the initial sole Trustee of the DMC Trust, and ELLEN COTTER shall be the first alternate Trustee in the event ANN MARGARET COTTER is unable or unwilling so to act. The DMC Trust shall be held for the benefit of Margaret’s children living from time to time. The Trustee of the DMC Trust may distribute so much of the net income to Margaret’s children as such Trustee determines that each of them requires for their health, support, maintenance, and education, and any net income not thus distributed shall be accumulated and added to principal. Upon James Sr.’s youngest grandchild attaining the age of twenty-one (21), the DMC Trust shall be divided into separate subtrusts for each then living child of Margaret (provided that if any child of Margaret predeceases that date but leaves issue surviving, then such deceased beneficiary’s share shall be divided into separate subtrusts for that deceased beneficiary’s then living issue by right of representation). Each such subtrust shall be known as the DMC Trust fbo [name of grandchild or great-grandchild of James Sr.]. The Trustee of the DMC Trust shall distribute so much of the net income and principal of each such subtrust to its beneficiary as such Trustee determines, in his or her absolute discretion, such beneficiary requires for his or her health, support, maintenance, and education. It is James’ Sr.’s hope that the voting stock of Reading International (RDI) that is the initial corpus of the DMC Trust be retained for as long as possible. James Sr. as Trustor therefore absolves the Trustee from any duty to diversify, and directs the Trustee not to diversify, and instead retain such voting stock. Keeping in mind the Trustor James Sr.’s desire to maintain the voting stock in the Reading Voting Trust for as long as possible, if the voting stock is sold, the Trustee shall terminate the subtrust for each beneficiary who is over the age of thirty-one (31) by distributing to such beneficiary the remaining trust estate of such subtrust, and the Trustee shall maintain the subtrust for each beneficiary who is under the age of thirty-one (31) until such time as the beneficiary reaches the age of thirty-one (31).

If a beneficiary for whom a subtrust is held hereunder dies before complete distribution of such subtrust, the remaining trust estate of such subtrust shall be (i) directed pursuant to a properly exercised written testamentary general power of appointment, which had been  delivered to the Trustee of the DMC Trust pursuant to the procedures set forth in Paragraph 4(f) below or (ii) if no such testamentary general power of appointment has been exercised, then be divided, by right of representation, and then distributed (a) among the issue of said deceased beneficiary who survived the date of said beneficiary’s death or (b) if said beneficiary shall leave no such issue surviving, then among the then living issue of said beneficiary’s nearest ancestor who was descended from Trustor James Sr. and who has then living issue, or (c) if there be no such ancestor or issue, then among the issue of Trustor James Sr. who survived the date of said beneficiary’s death.  Should any portion of the trust estate become distributable pursuant to the preceding sentence to a person who at the time is under the age of thirty-one (31) years, said person’s share shall continue to be held in trust for said person’s benefit in the same manner as if that person had been one of the original beneficiaries of a subtrust hereunder.  Trustor James Sr. contemplates that ANN MARGARET COTTER will become the chairperson of RDI.

e.
Specific Terms of the SBJC Trust.  GINA COTTER shall be the initial sole Trustee of SBJC Trust.  NAGWA TAYLOR SHERMAN shall be the first alternate Trustee in the event GINA COTTER is unable or unwilling so to act.  GINA COTTER shall have the power at any time and from time to time to remove any acting Trustee, to appoint one or more Co-Trustees or successor Trustees of the SBJC Trust, and to provide that any Co-Trustee or successor Trustee or any other person designated by GINA COTTER shall similarly have the right to determine the Trustees of SBJC Trust.  The SBJC Trust shall be held for the benefit of James Jr.’s children then living from time to time.  The Trustee may distribute so much of the net income to James Jr.’s children as the Trustee determines that each of them requires for their health, support, maintenance, and education, and any net income not thus distributed shall be accumulated and added to principal. Upon Trustor James Sr.’s youngest grandchild attaining the age of twenty-one (21), the SBJC Trust shall be divided into separate subtrusts for each then living child of James Jr. (provided that if any child of James Jr. predeceases that date but leaves issue surviving, then such deceased beneficiary’s share shall be divided into separate subtrusts for such deceased beneficiary’s then living issue by right of representation.)  Each such subtrust shall be known as SBJC Trust fbo [name of grandchild or great-grandchild of James Sr.].  The Trustee shall distribute so much of the net income and principal of each such subtrust to its beneficiary as the Trustee determines, in his or her absolute discretion, such beneficiary requires for his or her health, support, maintenance, and education.  The Trustee shall terminate the subtrust for each beneficiary who is over the age of forty (40) by distributing to such beneficiary the remaining trust estate of such subtrust, and the Trustee shall maintain the subtrust for each beneficiary who is under the age of forty (40) until such time as the beneficiary reaches the age of forty (40).

If a beneficiary for whom a subtrust is held hereunder dies before complete distribution of such subtrust, the remaining trust estate of such subtrust shall be (i) directed pursuant to a properly exercised written testamentary general power of appointment, which had been delivered to the Trustee of the SBJC Trust pursuant to the procedures set forth in Paragraph 4(f) below, or (ii) if no such testamentary general power of appointment has been exercised, then divided, by right of representation, and then distributed (a) among the issue of said deceased beneficiary who survived the date of said beneficiary’s death or (b) if said beneficiary shall leave no such issue surviving, then among the then living issue of said beneficiary’s nearest ancestor who was descended from Trustor James Sr. and who has then living issue, or (c) if there be no such ancestor or issue, then among the issue of Trustor James Sr. who survived the date of said beneficiary’s death.  Should any portion of the trust estate become distributable pursuant to the preceding sentence to a person who at the time is under the age of forty (40) years, said person’s share shall continue to be held in trust for said person’s benefit in the same manner as if that person had been one of the original beneficiaries of a subtrust hereunder.

f.
General Testamentary Power of Appointments for the DMC Trust and the SBJC Trust.  Notwithstanding the provisions of the DMC Trust and the SBJC Trust described above, each beneficiary of a subtrust in either the DMC Trust or the SBJC Trust shall have a testamentary general power of appointment over his or her share exercisable after that beneficiary reaches the age of thirty-one (31).  If a beneficiary dies before receiving his or her entire share, then such deceased beneficiary’s share shall be distributed to such persons, including the deceased beneficiary’s creditors and the deceased beneficiary’s estate, as the deceased beneficiary shall designate by exercising this testamentary general power of appointment (if applicable).  To be an effective exercise of the testamentary general power of appointment, the exercise must be in the form of a written instrument, with the deceased beneficiary’s signature acknowledged before a notary public, delivered to the applicable Trustee of the DMC Trust or the SBJC Trust prior to the death of the deceased beneficiary that specifically references this Paragraph in each of the DMC Trust and the SBJC Trust instrument stating that the deceased beneficiary intends to exercise his or her testamentary general power of appointment thereunder.  If the deceased beneficiary does not effectively exercise his or her testamentary general power of appointment hereunder (if applicable), the remaining trust estate of such subtrust shall be distributed as otherwise provided in subparagraph 4(d) or 4(e) above, as applicable.

5.          Distribution and Payment Terms.

a.
Payment Terms:  Ellen and Margaret, individually, shall collectively pay $7,212,000 to Gina, individually, for James Jr.’s Trust Share as provided in subparagraph 4(a) above, and shall collectively pay Gina, as Trustee of the SBJC Trust, $7,788,000 for the SBJC Trust Assets as provided in subparagraph 4(c) above. All such payments include any interest obligation such that Ellen and Margaret shall not owe anything above the total of $15,000,000.  The payments required under this Settlement Agreement for the benefit of Gina individually, and Gina’s children (via the SBJC Trust), shall be paid according to the following schedule:

(i)	Ellen and Margaret shall pay a total of $5,500,000 ($2,855,600 to Gina as Trustee of the SBJC Trust and $2,644,400 to Gina individually) six months plus one day after the Effective Date.

(ii)	Ellen and Margaret shall pay a total of $2,500,000 ($1,298,000 to Gina as Trustee of SBJC Trust and $1,202,000 to Gina individually) two years after the payment is due in Paragraph 5(a)(i) above.

(iii)
Ellen and Margaret shall pay a total of $2,500,000 ($1,298,000 to Gina as Trustee of the SBJC Trust and $1,202,000 to Gina individually) three years after the payment is due in Paragraph 5(a)(i) above.

(iv)	Ellen and Margaret shall pay a total of $2,500,000 ($1,298,000 to Gina as Trustee of the SBJC Trust and $1,202,000 to Gina individually) five years after the payment is due in Paragraph 5(a)(i) above.

(v)
Ellen and Margaret shall pay a total of $2,000,000 ($1,038,400 to Gina as Trustee of the SBJC Trust and $961,600 to Gina individually) six years after the first payment is due in Paragraph 5(a)(i) above.

(vi)	At Ellen and Margaret’s joint election, they shall be permitted to deliver any amount earlier than stated in the above schedule, with no penalty.

b.
Security and Subordination: All such payments shall be secured specifically by the Citrus Farm Operations in a secured position, subject to the subordination provisions described below.  Gina acknowledges and agrees that any income tax consequences arising from the payment structure set forth in this Paragraph 5 remain the obligation of Gina and the SBJC Trust and Ellen and Margaret provide no assurances about the future tax consequences of the payment structure set forth in Paragraph 5 as it relates to Gina and the SBJC Trust.

Following the (i) the Effective Date and (ii) the distribution of the California Ranch Properties and the Nevada Probate Citrus Assets to the Trust, Gina, both individually and on behalf of the SBJC Trust, agrees, to the extent required in order to secure financing from Farm Credit West (or any affiliate of Farm Credit West) or any other third party commercial lender selected by Ellen and Margaret, in their sole discretion (each and collectively a “Citrus Lender”), to subordinate their security interest for (i) any outstanding financing (including operating line of credits, mortgages or term loan(s) (collectively, the “Citrus Financing”) existing as of the date hereof from a Citrus Lender or (ii) any Citrus Financing originated from Citrus Lender, the proceeds of which shall be used by Ellen, Margaret, the Trust, the Estates, or the Citrus Farm Operations for (i) business purposes for the Citrus Farm Operations and (ii) to pay (a) the amounts owed to Gina or the SBJC Trust described above in Paragraph 5, (b) any Estate Liabilities (as defined above), and (c) any and all bequests detailed in Article III of the Trust.  Despite the foregoing, Gina shall not be required to subordinate Gina’s security interest in the Citrus Farm Operations if the loan to value ratio relative to the Citrus Financing secured by the Citrus Farm Operations exceeds eighty percent (80%).

The security interests of Gina, individually, and Gina, as Trustee of SBJC Trust, in the Citrus Farms Operation shall each be evidenced by a deed of trust, UCC financing statement, and other documentation as reasonably required to perfect their security interests (“Security Documents”) in the Citrus Farm Operations as described above; provided, however, such Security Documents shall be in a form acceptable to any Citrus Lender and Gina.  Gina, in each of her capacities, agrees that any Security Documents filed must be filed within ten business days after a Citrus Lender files their applicable security documents, including UCC financing statements.  Following the Effective Date and the distribution of the California Ranch Properties and Nevada Probate Citrus Assets to the Trust, the Parties shall cooperate and shall use reasonable and diligent efforts to proceed promptly with the transactions contemplated herein, including preparing, signing, recording, or filing the Security Documents, as reasonably necessary.

The Parties acknowledge and agree that (i) any new loans not outstanding as of the date hereof will be secured by the California Ranch Properties, which are currently in the California Ancillary Probate, and the Nevada Probate Citrus Assets, which are currently in the Nevada Probate, (ii) prior to security interests being established, the California Ranch Properties and the Nevada Probate Citrus Assets will be first transferred from the California Ancillary Probate and Nevada Probate, respectively, to the Trust, and (iii) all Parties will cooperate in prompt closure of the Estates.

c.
California Ancillary Probate: Notwithstanding anything in this Paragraph 5,  Gina agrees to withdraw all objections in the California Ancillary Probate, with prejudice, within five (5) business days following execution by all Parties to this Settlement Agreement in order that the California Ancillary Probate can be closed and the assets in the California Ancillary Probate may be promptly delivered to the Trust, as sole beneficiary of the California Ancillary Probate.  The Parties acknowledge that time is of the essence as it relates to the closing the California Ancillary Probate, which must occur prior to August 31, 2022.

 6.         GAL Fees.  The Parties agree that the GAL shall be entitled to a payment of three hundred thousand dollars ($300,000) in total for all unpaid fees and costs (including, but not limited to, all fees incurred in proceedings in the Los Angeles Trust Court (including appeals) and the Nevada Probate). Ellen and Margaret, as Trustees of the Trust, shall be responsible to pay one hundred forty thousand ($140,000) and Gina, as Trustee of the SBJC Trust, shall pay one hundred sixty thousand ($160,000) of the three hundred thousand dollars ($300,000). All such payments shall be due twenty (20) days after Ellen and Margaret make their first payment in Paragraph 5(a) above. To avoid any potential ambiguity, this payment of fees and costs covers all the GAL’s unpaid fees and costs from the date of the GAL’s appointment through the date of the hearing on the petition for approval of this Agreement in the Trust Proceeding.  The $300,000 covers (i) any amount previously awarded by the Los Angeles Trust Court that is currently unpaid and subject to an appeal, and (ii) any and all legal fees incurred by Carico, MacDonald, Kil & Benz, LLP in relation to these matters.  The Parties agree that the $300,000 is not offset or reduced by any sum already paid to the GAL or Carico, MacDonald, Kil & Benz, LLP and such amounts already paid to the GAL shall be deemed an expense of the Trust.

7.          Dismissal of the Pending Litigation and Appeals.  Within five (5) business days of the Effective Date, the Petitioner or Appellant, as the case may be, or Objector (in the case of the Nevada Probate Accountings), in each action shall dismiss or withdraw the action, objection, or appeal, as the case may be, with prejudice, and each such Petitioner, Appellant, or Objector, shall expressly request such relief in the Settlement Petition, as appropriate.  Within five (5) business days of the Effective Date, Gina, Ellen, and Margaret shall take the actions necessary to dismiss the Cecelia Case, including, without limitation, adopting such corporate resolutions as are necessary for Cecilia Packing Corporation to dismiss its First Amended Cross-Complaint against James Jr. and Alta Loma Orchards, LLC.  Alta Loma Orchards, LLC is a suspended entity, and within 60 days of the Effective Date, Gina shall take all actions necessary to cause Alta Loma Orchards, LLC to be dissolved.  In the event Alta Loma Orchards, LLC makes any claim against Cecelia Packing Corporation, Ellen, or Margret, then Gina agrees to and shall indemnify and defend Cecelia Packing Corporation, Ellen and Margaret, and each of them, for and against any and all liabilities, losses, and expenses (including reasonable attorney’s fees) incurred by reason of any such claim.   Gina also expressly agrees to withdraw any objection to Margaret’s ownership interest in the New York Apartment which remains pending in the Nevada Probate, within five (5) business days of the Effective Date.

As set forth herein, all Parties agree to execute all stipulations and other documents as shall be necessary to effectuate the dismissal of the actions with prejudice and further agree that all such actions shall be at their own cost. Gina, in all of her capacities, and the GAL also agree not to object to any further administration in the California Ancillary Probate, the Nevada Probate, or the Trust Proceeding, except to the extent that the administration violates the terms of this Settlement Agreement or impairs Gina’s or the GAL’s rights or benefits under this Settlement Agreement.

8.          Contract to Make a Testamentary Devise for Margaret.  On her death, Margaret hereby agrees to leave to her children, in equal shares, assets with an aggregate value equal to at least one-third of the “Value of Margaret’s Estate.”  The term “Value of Margaret’s Estate” shall mean the aggregate value of all assets in Margaret’s estate for federal estate tax purposes plus the value of all taxable gifts made by Margaret within three years of her death to persons other than her children.  Margaret’s testamentary gifts to her children required by this Settlement Agreement may be made outright or in separate trusts for each child.  Except in the case of a child who has a “substantial handicap” as that term is used in Probate Code §3604(b)(1), (1) any outright gift to the child must be distributable in full to the child by the age of 40, and (2) any gift to the child in further trust must, at a minimum, provide for distribution of all net income to the child from and after age 40 (with such additional distributions of principal to the child as Margaret deems appropriate). If the child has a substantial handicap that renders the child substantially unable to manage the child’s inheritance if distributed outright, the trust may continue for the child’s lifetime.

9.          Automatic Transfer of Trust Class B Shares to Ellen and Margaret; Parties’ Obligations of Cooperation.

a.
Upon the Effective Date, all right, title and interest of the SBJC Trust in and to the Trust Class B Shares shall be automatically, and without the need for any further action by any person or persons, sold, assigned, conveyed and otherwise transferred directly from the Trust to Ellen and Margaret (or one or more of their designees or assignees) (the “Transfer”) and Ellen and Margaret (or such one or more designees or assignees) shall immediately thereupon and thereafter own all of the rights, title, and interest in the SBJC Trust’s interest in the SBJC Trust Assets, as described  above. Specifically, no further documentation will be required from Gina, individually, or Gina, in her capacity as Trustee of the SBJC Trust, to effectuate the Transfer. Notwithstanding the above, the Parties agree that they will, upon the request of Ellen and/or Margaret, promptly execute and deliver (if requested, duly notarized and in recordable form) such consents, approvals, waivers, assignments, bills of sale, stock powers and other documents and things as Ellen and/or Margaret may reasonably request in order to permit or facilitate effectuation, recordation and/or memorialization of the Transfer. Upon the Effective Date, Ellen and Margaret shall own all of the rights, title, and interest in the SBJC Trust’s interest in the Trust, including its interest in the Trust Class B Shares, as described  above, and Ellen and Margaret have entered into this Settlement Agreement based upon all of the SBJC Trust’s rights, title, and interest in the Trust Class B Shares being irrevocably and unconditionally transferred to and owned by them or their assignees on the terms and conditions stated herein. The Parties agree that Margaret and Ellen’s ownership of the Trust Class B Shares as provided in this Settlement Agreement constitutes an indispensable material term of this Settlement Agreement for which available legal remedies, such as monetary damages, are inadequate.  The Parties further agree and consent to Margaret and Ellen being able to seek specific performance of this term and/or any other available equitable relief, including injunctive relief, to enforce or apply such provisions.

b.
No third party shall have the right to overbid and/or submit offers to purchase any portion of the Reading Voting Stock that is the subject of this Settlement Agreement at any time before this Settlement Agreement becomes effective.

c.	All Parties agree to cooperate to ensure that as of the Effective Date, Ellen and Margaret shall acquire the entire right, title and interest the SBJC Trust may have in the Trust Class B Shares.

d.	Up to and including the Effective Date of this Settlement Agreement, Gina and the GAL, and their representatives, agree not to communicate with any third party regarding RDI.

e.
In the event Ellen and Margaret need to use the Trust assets to raise the cash to make payments required in this Settlement Agreement, nothing in this Settlement Agreement shall preclude Ellen and Margaret from using Trust assets to secure the funds, consistent with their respective fiduciary obligations and with security interests granted to Gina, individually, and to Gina, as Trustee of the SBJC Trust, in accordance with Paragraph 5 above. Ellen and Margaret, in their individual capacities, shall, at all times, become the sole owners of the property acquired by them under this Settlement Agreement. Specifically, to the extent a loan that is secured by any of the Citrus Farm Operations as permitted under Paragraph 5, since such assets are specifically devised to Ellen and Margaret (as modified by this Settlement Agreement), then any asset acquired with funds from any loan secured by the Citrus Farm Operations shall also be specifically devised to Ellen and Margaret pursuant to this Settlement Agreement, equitable considerations, or Probate Code section 12002.

10.        Waiver Of All Rights to the Trust and Estate. As consideration for the terms identified in Paragraphs 4 through 6 of this Agreement, as well as the covenants, promises, and releases being provided herein, and in addition to the remaining covenants, promises, and releases being provided under the terms of this Settlement Agreement, Gina, in all of her capacities, and the GAL, and each of them, hereby waive and release any and all claims, rights, or interests in and to the Trust, the Reading Voting Trust, Citrus Farm Operations, and the Estates (in each case except as provided under Paragraphs 4 and 5 of this Settlement Agreement), including but not limited to any claim, right, or interest in and to any and all assets held by the Trust or Estates at any time, now or in the future, distributed or undistributed. Gina, in all of her capacities, and GAL further agree that this Settlement Agreement contains any and all benefits in the Trust and Estates to which they are entitled, and that they no longer have any beneficial interest in the Trust or Estates whatsoever.  Gina further agrees to waive any further accounting in either of the Probates and to sign a waiver of such accounting upon request.

11.        Indemnity by Margaret and Ellen.  Margaret and Ellen, individually, shall indemnify, and shall agree to defend and hold harmless Gina, individually, and Gina, as Trustee of the SBJC Trust, from and against any and all Estate Liabilities chargeable to James Jr.’s Trust Share, and any and all Estate Liabilities that otherwise would be payable by or chargeable to or recoverable from the SBJC Trust.

12.       Discharge of GAL.  The GAL shall request discharge at the time of the hearing on the Settlement Petition in the Trust Proceeding.  Ellen, Margaret, and Gina shall consent to the GAL’s request for discharge.  If the GAL is not discharged but this Settlement Agreement is approved by the Los Angeles Trust Court, the $300,000 cap on the GAL fees under Paragraph 6 above shall not preclude the GAL from requesting additional fees for services incurred after the hearing on the petition to approve this Settlement Agreement until the time of his later discharge; provided, however, if this occurs, Gina shall pay 60%, and Margaret and Ellen shall pay 40% of such additional GAL fees and expenses.   Except for the GAL’s obligations set forth in Paragraph 15 herein, upon discharge of the GAL, his powers shall cease and he shall have no continuing duties or obligations under this Settlement Agreement to defend, hold harmless, or indemnify any Party hereunder.

13.          Releases of Claims.

a.          Releases Provided by Gina. Except for the obligations created by or arising out of this Settlement Agreement, including the rights and obligations created hereunder, and the terms of SBJC Trust, Gina, in all capacities identified in this Settlement Agreement (including as successor in interest to James Jr. in his capacity as successor in interest to Alta Loma Orchards, LLC) and each of her heirs, executors, administrators, attorneys,  successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Gina hereby waives and fully and forever releases and discharges Ellen and Margaret, in all capacities identified in this Settlement Agreement, and each of their heirs, executors, administrators, attorneys,  successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Ellen, Margaret, and Cecelia Packing Corporation and its officers, directors, stockholders, subsidiaries, affiliates, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, Cecelia Packing Corporation and the GAL, and his wards, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for GAL, and each of them (collectively, the “Ellen/Margaret, Cecelia and GAL Released Parties”), from any and all claims, demands, actions, suits, causes of action, obligations, debts, losses, liens, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities (collectively, “Claims”) of whatever kind, nature, or description, whether known or unknown, suspected or unsuspected, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, at law, in equity, statutory, or otherwise, which Gina has ever had, now has, or hereafter may have against the Ellen/Margaret, Cecelia and GAL Released Parties, based upon, by reason of, arising out of, or resulting from any act, omission, matter, thing, event, or other transaction or occurrence existing or occurring, in whole or in part, at any time from the beginning of time through the Effective Date, in connection with or in any way relating to (a) the Disputes (including, without limitation, the Cecelia Case), (b) the Trust (including any sub-trusts), and (c) the administration of the Estates.

b.          Releases Provided by GAL. Except for the obligations created by or arising out of this Settlement Agreement, including the rights and obligations created hereunder, and the terms of the Trust, GAL, in all capacities identified in this Settlement Agreement, and each of his wards, heirs, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for GAL hereby waives and fully and forever releases and discharges (i) Gina, in all capacities identified in this Settlement Agreement, and each of her heirs, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Gina, and (ii) Ellen and Margaret, in all capacities identified in this Settlement Agreement, and each of their heirs, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Ellen or Margaret, and each of them (collectively, the “Ellen/Margaret and Gina Released Parties”), from any and all Claims of whatever kind, nature, or description, whether known or unknown, suspected or unsuspected, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, at law, in equity, statutory, or otherwise, which the GAL has ever had, now has, or hereafter may have against the Ellen/Margaret and Gina Released Parties, based upon, by reason of, arising out of, or resulting from any act, omission, matter, thing, event, or other transaction or occurrence existing or occurring, in whole or in part, at any time from the beginning of time through the Effective Date in connection with or in any way relating to (a) the Disputes, (b) the Trust (including any sub-trusts), and (c) the administration of the Estates.

c.          Releases Provided by Ellen and Margaret. Except for the obligations created by or arising out of this Settlement Agreement, including the rights and obligations created hereunder, and the terms of the Trust, each of Ellen and Margaret, in all capacities identified in this Settlement Agreement, and each of their heirs, executors, administrators, attorneys, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Ellen or Margaret hereby waives and fully and forever releases and discharges Gina, in all capacities identified in this Settlement Agreement, and each of her heirs, executors, administrators, attorneys, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Gina, and the GAL, and his wards, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for GAL, and each of them (collectively, the “Gina and GAL Released Parties”), from any and all Claims, of whatever kind, nature, or description, whether known or unknown, suspected or unsuspected, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, at law, in equity, statutory, or otherwise, which any of Ellen or Margaret has ever had, now has, or hereafter may have against Gina and GAL Released Parties, based upon, by reason of, arising out of, or resulting from any act, omission, matter, thing, event, or other transaction or occurrence existing or occurring, in whole or in part, at any time from the beginning of time through the Effective Date in connection with or in any way relating to (a) the Disputes, (b) the Trust (including any sub-trusts), and (c) the administration of the Estates.

d.        Releases Provided by Cecelia Packing Corporation.   Except for the obligations created by or arising out of this Settlement Agreement, including the rights and obligations created hereunder, and the terms of the Trust, Cecelia Packing Corporation, for itself and its successors and assigns, hereby waives and fully and forever releases and discharges Gina, in all capacities identified in this Settlement Agreement, including, without limitation, in her representative capacity for Alta Loma Orchards, LLC, and each of her heirs, executors, administrators, attorneys, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Gina, and each of them, and Alta Loma Orchards, LLC, and each of its Members, administrators, attorneys, successors, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Alta Loma Orchards, LLC, and each of them (the “Gina Released Parties”), from any and all Claims, of whatever kind, nature, or description, whether known or unknown, suspected or unsuspected, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, at law, in equity, statutory, or otherwise, which the Cecelia Packing Corporation has ever had, now has, or hereafter may have against the Gina Released Parties, based upon, by reason of, arising out of, or resulting from any act, omission, matter, thing, event, or other transaction or occurrence existing or occurring, in whole or in part, at any time from the beginning of time through the Effective Date in connection with or in any way relating to (a) the Disputes (including, without limitation, the Cecelia Case), (b) the Trust (including any sub-trusts), and (c) the administration of the Estates.

e.        Waiver of California Civil Code Section 1542. The Parties are aware that they may have claims against one another of which they have no present knowledge or suspicion, and which will be released by this Settlement Agreement. Each Party takes these possible claims into account in entering into this Settlement Agreement, and agrees that this Settlement Agreement is intended to be a full and final release of these claims. With respect to such claims, this Settlement Agreement constitutes a waiver to the fullest extent legally possible of each and all of the provisions of California Civil Code Section 1542. The Parties herein acknowledge that their own counsel have explained the effect and import of the provisions of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

14.        Covenant Not to Sue. The Parties agree to refrain and forbear forever from commencing, instituting, prosecuting, or directly or indirectly participating in, or filing any claim for damages or demand in connection with, any lawsuit, action, or proceeding against the releasees, or any of them, based upon any of the released claims

15.       Standstill Agreement.  For the period of  ten (10) years from the signing of this Settlement Agreement, without the prior written consent of Ellen and Margaret their heirs, executors, administrators, attorneys, assigns, authorized representatives, agents, and any person or entity making or authorized to make any claim by, through, on behalf of, or for Ellen and Margaret (i) Gina, in all capacities, shall not, and shall cause her respective wards, heirs, executors, administrators, attorneys, assigns, authorized representatives, and agents not to and (i) the GAL shall not, and shall cause his wards, administrators, attorneys, assigns and authorized representatives, and agents not to, directly or indirectly, in any manner:

a.     acquire, or offer or seek or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), ownership (beneficial or otherwise) of any securities, debt or assets of RDI or any of its subsidiaries (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying voting securities of RDI or any of its subsidiaries, or otherwise act in concert with respect to the Acquisition of such securities, debt, assets, rights or options with any Person);

b.     (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board at any Stockholder Meeting at which directors of the Board are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to RDI’s directors (other than any such solicitation of proxies by the Board); (iii) submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders; (vi) request, or knowingly initiate, encourage or participate in any request, to call a special meeting of RDI’s stockholders; (vii) seek, alone or in concert with others, to amend any provision of RDI’s charter or bylaws; or (viii) take any action similar to the foregoing with respect to any of RDI’s subsidiaries;

c.      make, or participate in, or in any way knowingly assist, facilitate or encourage any other Person to make or participate in, any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution, acquisition or extraordinary transaction involving RDI or any of its subsidiaries or their securities, debt or assets;

d.     form, join, participate in, or knowingly encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of RDI or any of its subsidiaries;

e.     make any request for stockholder list materials of RDI;

f.       make any public announcement with respect to RDI or any of its subsidiaries or any of their securities or assets or businesses;

g.     acquire, or offer or seek or agree to acquire, whether directly or by purchase, tender, or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single person under Section 13(d) of the Exchange Act any direct or indirect positions in any securities of RDI involving a “short sale” or similar securities position; and

h.     enter into any understandings or arrangements with any Person with respect to any of the foregoing actions, or knowingly encourage or assist any other Person to undertake any of the foregoing actions.

As used in this Paragraph 15, “Board” means the board of directors of RDI. As used in this Paragraph 15, “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government. As used in this Paragraph 15, “Stockholder Meeting” means each annual or special meeting of stockholders of RDI, and any adjournments, postponements, reschedulings or continuations thereof.

Subject to the below confidentiality and non-disparagement terms and conditions, the Parties understand that the authority and power of the GAL to do any act on behalf of his wards ceases upon his discharge, which includes the standstill provisions of this Paragraph 16.  Notwithstanding any other term of this Settlement Agreement, during and after his representation of the grandchildren of James Sr. in the Trust Proceeding, the GAL and Carico, MacDonald, Kil & Benz, LLP (and any of their respective representatives) (the “Carico Parties”)  agree that any information, analyses, compilations, Excel Spreadsheets, data, reports, studies, memoranda or other documents provided by any Party regarding the Trust Proceeding, Nevada Probate, California Ancillary Probate or any assets or liabilities related to (herein collectively referred to as the “Cotter Family Material”) to the Carico Parties shall be kept strictly confidential by the Carico Parties and shall be used solely for purposes of representing the grandchildren of James Sr.  The GAL and the Carico Parties agree that, immediately upon such discharge, they shall either (i) destroy the Cotter Family Material and any copies thereof and any documents incorporating information from any such Cotter Family Material or (ii) return to such Cotter Family Material and any copies thereof and any documents incorporating information from any such Cotter Family Materials to the person(s) who provided the same, and, in either case, confirm in writing to Ellen, Margaret, and Gina that all such material has been destroyed or returned, as applicable, in compliance with this Settlement Agreement.    The Carico Parties further agree that at no time in the future will the Carico Parties in any way disparage Ellen/Margaret and Gina Released Parties, verbally or in a writing, including in any electronic media, or make any statements to the press or to third parties that may be derogatory or detrimental to such Party's good name and reputation.

GENERAL PROVISIONS

16.        No Reliance.  Each Party represents and warrants that, in executing and entering into this Settlement Agreement, such Party is not relying and has not relied upon any representation, promise or statement made by anyone which is not recited, contained, or embodied in this Settlement Agreement.  Each Party understands and expressly assumes the risk that any fact not recited, contained, or embodied herein may turn out hereafter to be other than, different from, or contrary to the facts now known to such Party or believed by such Party to be true.  Nevertheless, each Party intends by this Settlement Agreement, and with the advice of such Party’s own, independently selected counsel, to release finally, fully, and forever all released matters and agrees that this Settlement Agreement shall be binding, enforceable, and effective in all respects upon the Parties’ execution and delivery of this Agreement and court approval as set forth herein above in paragraph 1 notwithstanding any such difference in facts, and shall not be subject to termination, modification, or rescission by reason of any such difference in facts.

17.        No Admission of Liability. This Settlement Agreement does not constitute an admission by any of the Parties of any liability or wrongdoing whatsoever.

18.       Successors in Interest. This Settlement Agreement, including the releases contained herein, shall be binding upon and inure to the benefit of the Parties and each of their successors-in-interest, including, without limitation, heirs, permitted assigns, and beneficiaries.

19.        Non-Assignment. Each Party represents and warrants that such Party has not assigned, conveyed, or otherwise transferred to any other person or entity any interest in this Settlement Agreement.  Each Party further represents and warrants that such Party is authorized to enter into this Agreement and that any required consents, authorizations, or approvals have been obtained, except as it relates to the GAL whose consent is conditioned on court approval. The Parties specifically represent and warrant that they have not received any money or thing of value from any insurer and further represent and warrant that no insurer has any claim of any type or nature against the Parties in connection with the subject matter of this release. Except in the case of the GAL, the Parties agree to indemnify, defend, and hold harmless any person or entity released by the Parties in this Settlement Agreement against all claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, losses, compensation, reasonable outside attorneys’ fees, and causes of action of any kind or nature, in law or in equity, incurred by such person or entity as a result of any other person or entity asserting any such claim, complaint, or right, or any such assignment, transfer, conveyance, or other disposition of any of the claims released herein by the Parties.

20.       Assignment. The Parties agree that Ellen and Margaret (each a “Beneficial Owner”) may assign their individual rights to purchase James Jr.’s Trust Share from Gina and the SBJC Trust’s interest in the Trust (including its interest in the Trust Class B Shares) from the SBJC Trust using one or more trusts established for the benefit of one or more (including some but not all) of such Beneficial Owner and such Beneficial Owner’s spouse and descendants, provided, however, that such Beneficial Owner acts as trustee of or otherwise controls any such trust (except that the Parties understand that Margaret retains the sole power to direct the voting of any Reading Voting Stock contained in any such trust), provided that any such assignment has no impact, and creates no harm, on the security interests granted to Gina, individually, and to Gina, as Trustee of SBJC  Trust, in accordance with Paragraph 5 above.

21.       Parties’ Understanding of this Agreement.  Each Party warrants and represents that such Party has thoroughly read all of the provisions of this Settlement Agreement, that such Party has been represented by independent counsel of such Party’s own selection throughout all negotiations preceding the execution of this Settlement Agreement, that such Party has had ample opportunity to discuss each provision of this Settlement Agreement with such counsel, that such Party has taken into consideration the advice of such counsel in executing this Settlement Agreement, and that such Party is freely and voluntarily entering into this Agreement with a full understanding of its terms.

22.       Mutually Drafted Settlement Agreement. Each of the Parties has been fully and competently represented by counsel of their own choosing in the negotiations and drafting of this Settlement Agreement. Accordingly, the Parties agree that any rule of construction of contracts resolving any ambiguities against the drafting Party shall be inapplicable to this Settlement Agreement. Each term of this Settlement Agreement is contractual, not a mere recital, and is the result of negotiations between the Parties.

23.      Final Written Expression. This Settlement Agreement is integrated and, once accepted according to its terms, is intended by the Parties as a final and complete expression of their Settlement Agreement with respect to the subject matter addressed herein. This Settlement Agreement supersedes any and all prior or contemporaneous agreements, negotiations, or understandings, written or oral, between and among the Parties regarding the subject matter addressed herein. The Parties hereto, and each of them, acknowledge that no other Party or any agent or attorney for any other Party has made any promise, representation, or warranty whatsoever, express or implied, written or oral, not contained herein, concerning the subject matter hereof to induce the execution of this Settlement Agreement, and each of the Parties acknowledges that it has not executed this Settlement Agreement in reliance on any promise, representation, or warranty not contained herein.

24.       Amendment. This Settlement Agreement may not be amended, modified, or terminated, in whole or in part, except by an instrument in writing duly executed by the Parties or their authorized representatives, and approved by the Los Angeles Trust Court, in which case each Party shall bear its own legal fees and expenses related thereto.

25.        Use of Agreement. The Parties agree that this Settlement Agreement may be used as evidence in a subsequent proceeding in which any of the Parties alleges a breach of or attempt to enforce this Settlement Agreement.

26.       Waiver. Any waiver of any term of this Settlement Agreement must be in writing and signed by the Party waiving its rights hereunder. Conduct that is arguably or actually inconsistent with rights granted under this Settlement Agreement shall not constitute a waiver unless an intent to waive rights under this Settlement Agreement is clearly expressed in writing as required by this paragraph. The waiver of any term or condition contained in this Settlement Agreement shall not be construed as a waiver of any other term or condition contained in this Settlement Agreement.

27.        Warranty of Independent Advice. Each Party warrants and represents that it has received independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Settlement Agreement and with respect to the waiver of Section 1542 of the California Civil Code.

28.       Warranty of Due Authorization. Except for the GAL, each Party warrants and represents that such Party is fully entitled and duly authorized to enter into and deliver this Settlement Agreement. In particular, and without limiting the generality of the foregoing, each Party warrants and represents that it is fully entitled to grant the releases and undertake the obligations set forth herein.  The GAL’s ability to bind his wards and charges is contingent upon court approval of this Settlement Agreement in the Trust Proceeding.

29.      Warranty of Power. Each Party warrants and represents that it is duly organized and validly existing under the laws of the state or nation of its incorporation or formation, and that it has full power and authority to enter into this Settlement Agreement and carry out the provisions hereof.

30.       No Third-Party Beneficiaries. No person or entity shall be considered a third party beneficiary of, or otherwise entitled to any rights or remedies under this Settlement Agreement, except with respect to the releases expressly provided for herein.  This paragraph is not intended to apply to the children of James Jr. and Gina or Margaret’s children, who are parties to this Settlement Agreement via the GAL subject to approval of the Los Angeles Trust Court in the Trust Proceeding.

31.        Governing Law. This Settlement Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California, without giving effect to its choice of law provisions.

32.      Jurisdiction. The Parties agree that the Los Angeles Trust Court reserves jurisdiction to enforce the terms and conditions of the Settlement Agreement pursuant to California Civil Procedure Code Section 664.6 upon noticed motion of any party. The Parties further agree that, to the extent an action is commenced pursuant to California Civil Procedure Code Section 664.6, the prevailing Party in that action shall be entitled from the other Party such sums as the court may adjudge to be reasonable attorneys’ fees, in addition to costs and expenses otherwise allowed by law. The Parties agree to timely execute all notices of settlement, stipulations, or other documents as shall be reasonably necessary to authorize the Court to retain jurisdiction under Code of Civil Procedure Section 664.6.

33.        Mutual Cooperation. Each Party hereto shall use reasonable and diligent efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent, and to execute such other and further documents, and participate in any acts necessary to carry out the provisions, duties, and responsibilities identified in this Settlement Agreement, including, but not limited to, the signing of pleadings or other documents as necessary.

34.      Severability. If any provision of this Settlement Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Settlement Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Settlement Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Settlement Agreement shall remain in full force and effect. Notwithstanding the above, the Parties agree that this Paragraph shall not be applied to authorize deletion of or to delete any material terms and conditions as such material terms and conditions relate to the Reading Voting Stock, the Trust Class B Shares, and/or the Citrus Farm Operations.

35.       Notice of Non-Performance; Opportunity to Cure.  With respect to any provision of this Settlement Agreement that requires a Party to act within a specified time period, in the event that a Party fails to perform within the specified time period, such non-performing Party shall be provided written notice of the failure to perform and reasonable opportunity to cure such non-performance.

36.        Gender/Plural/Connectives. Whenever in this Settlement Agreement the context may require, the masculine gender shall be deemed to include the feminine and neuter, and vice versa, the singular to include the plural, and vice versa, and (to give the releases herein the broadest interpretation and scope, as is desired by the Parties hereto) the connectives “and” and “or” to mean “and/or.”

37.        Attorneys’ Fees/Costs.  Except in the case of the GAL, all Parties shall bear their own attorneys’ fees, expenses, and costs in connection with, related to, or arising from the Disputes, this Settlement Agreement, or otherwise relating to the matters released herein.

38.        Headings. Headings as used in this Settlement Agreement are for convenience only and are not a part of this Settlement Agreement. The Parties acknowledge that they have read the full substance of each paragraph and are not relying upon the headings.

39.       Notices. Any notice appropriate or required to be given hereunder shall be by Federal Express and email, or, in the alternative, at the option of the sender, by messenger, and shall be to the following addresses, or such other address as is subsequently noticed in writing to all Parties:

If to Ellen and Margaret:

Justin B. Gold
Oldman, Cooley, Sallus, Birnberg, Coleman & Gold, LLP
16133 Ventura Blvd. PH
Encino, CA 91436
jgold@oclslaw.com
(818) 986-8080

Alex P. Weingarten
Willkie Farr & Gallagher, LLP
2029 Century Park East
Los Angeles, CA 90067-2905
aweingarten@willkie.com
(310) 855-3020

If to Gina:

Adam Streisand
Golnaz Yazdchi
Sheppard Mullin Richter & Hampton, LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067-6017
astreisand@sheppardmullin.com
gyazdchi@sheppardmullin.com
(310) 228-3700

If to GAL:

Christopher D. Carico
Carico Macdonald Kil & Benz, LLP
841 Apollo Street, Suite 450
El Segundo, CA 90246
chris@caricofirm.com
(310) 545-0010

If to Cecelia Packing Corporation:

David Roth
Cecelia Packing Corporation
24780 East South Avenue
Orange Cove, CA 93646
droth@ceceliapack.com
(559) 626-5000

40.        Effect of Expiration or Termination.   No expiration or termination of this Settlement Agreement shall relieve any Party of liability for any breach occurring and not cured prior to such expiration or termination.

41.        Execution in Counterparts. This Settlement Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the Parties have each approved and executed this Settlement Agreement on the dates set forth below.

Dated: July 1, 2022	/s/ ELLEN COTTER

ELLEN COTTER, individually, as Co-Trustee of the James J. Cotter Living Trust dated August 1, 2000 as Amended and Restated, as Co-Executor under the Will of James J. Cotter Sr., and as Co-Trustee of the James J. Cotter Foundation

Dated: July 1, 2022	/s/ ANN MARGARET COTTER

ANN MARGARET COTTER, individually, as Co-Trustee of the James J. Cotter Living Trust dated August 1, 2000 as Amended and Restated, as Co-Executor under the Will of James J. Cotter Sr., as Trustee of the Reading Voting Trust, and as Co-Trustee of the James J. Cotter Foundation

Dated: July 1, 2022	/s/ GINA COTTER
GINA COTTER, individually, as Successor-in- Interest to James J. Cotter Jr., as Trustee of the James J. Cotter Jr. Living Trust dated January 3, 2018

Dated: July 1, 2022	/s/ CHRISTOPHER D. CARICO
CHRISTOPHER D. CARICO, Guardian Ad Litem for the minor, unborn and unascertained beneficiaries of the James J. Cotter Living Trust dated August 1, 2000 as Amended and Restated

Dated: July 1, 2022	/s/ David Roth
CECELIA PACKING CORPORATION David Roth President

APPROVED AS TO FORM ONLY:

Dated: July 1, 2022	OLDMAN, COOLEY, SALLUS, BIRNBERG, COLEMAN & GOLD, LLP

/s/ JUSTIN B. GOLD
JUSTIN B. GOLD, Attorneys for Ellen Cotter and Margaret Cotter

Dated: July 1, 2022	WILLLKIE FARR & GALLAGHER, LLP

/s/ ALEX P. WEINGARTEN
ALEX P. WEINGARTEN, Attorneys for Ellen Cotter and Margaret Cotter and Cecelia Packing Corporation

Dated: July 1, 2022	SHEPPARD MULLIN RICHTER & HAMPTON, LLP

/s/ ADAM STREISAND/GOLNAZ YAZDCHI
ADAM STREISAND/GOLNAZ YAZDCHI, Attorneys for Gina Cotter

Dated: July 1, 2022	CARICO MACDONALD KIL & BENZ LLP

/s/ CHRISTOPHER D. CARICO
CHRISTOPHER D. CARICO, Attorneys for Christopher D. Carico, Guardian Ad Litem